As filed with the Securities and Exchange Commission on September 30, 2011

Registration No. 333-176868

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DRAGON BRIGHT MINTAI BOTANICAL TECHNOLOGY (CAYMAN) LIMITED
(Exact name of registrant as specified in its charter)

Cayman Islands	800	N/A
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Room B, 19/F, Hillier Commercial Building 89-91 Wing Lok Street Sheung Wan, Hong Kong Telephone: +852 3568 1829
(Address and telephone number of registrant’s principal executive offices)

C T Corporation System 111 Eighth Avenue New York, New York 10011 Telephone: (212) 894 – 8800

(Name, address and telephone number of agent for service)

Copies to: David A. Sakowitz, Esq. Simon Luk, Esq.
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166

Tel: +1-212-294-6700

Approximate date of commencement of proposed sale to the public:   As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Shares, par value $0.0001 per Share	131,000,000	$0.12 (2)	$15,720,000	$1,825.09

(1)
An indeterminate number of additional shares shall be issuable pursuant to Rule 416 under the Securities Act of 1933, as amended, to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416.

(2)
Estimated in accordance with Rule 457 solely for the purpose of computing the amount of the registration fee based on the most recent price at which we sold our shares. As of the date hereof, there is no established public market for the shares being registered.  The selling shareholders may sell our shares at prevailing market price or privately negotiated prices.

(3)	Previously paid.

The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to file certain updated exhibits to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the cover page, this explanatory note, Part II of the registration statement and Exhibits 5.1, 8.2, 8.3, 23.1, 99.1 and 99.2 to the registration statement.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we issued and exchanged our shares in one share swap transaction without registering the securities under the Securities Act. On March 11, 2011, we entered into a share swap agreement with Dragon Bright HK and all of its shareholders. Pursuant to the share swap, the shareholders of Dragon Bright HK exchanged 521,450,000 shares of Dragon Bright HK, representing all of the issued and outstanding shares of Dragon Bright HK, for 521,450,000 of our newly issued shares, representing all of our issued and outstanding shares, at an exchange ratio of 1-for-1. As a result of the share swap, Dragon Bright HK become our wholly-owned subsidiary and the former shareholders of Dragon Bright HK, including certain of our directors and officers and their families, became our shareholders. In May 2011, we issued an aggregate of 4,500,000 shares at $0.06 per share for aggregate proceeds of $270,000. In August 2011, we issued an aggregate of 5,050,000 shares at $0.10 per share for aggregate proceeds of $505,000. As we are a non-U.S. issuer without substantial U.S. market interest in our shares, and we issued our shares to non-U.S. persons outside the United States and without any directed selling efforts in the United States, we believe that the issuance of our shares in the share swap transaction was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

(a)           Exhibits

Exhibit Number	Description of Document
3.1 *	Memorandum of Association of the Registrant, as currently in effect
3.2 *	Articles of Association of the Registrant
4.1 *	Registrant’s Specimen Certificate for its Shares
4.2 *	Form Private Subscription Letter from investors to Dragon Bright Mintai Botanical Technology Company Limited
4.3 *
Share Swap Agreement among Dragon Bright Mintai Botanical Technology (Cayman) Limited, Dragon Bright Mintai Botanical Technology Company Limited and shareholders of Dragon Bright Mintai Botanical Technology Company Limited dated March 11, 2011

5.1 **	Opinion of Maples and Calder regarding the validity of shares being registered
8.1	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2 **	Opinion of Winston & Strawn LLP regarding certain U.S. tax matters
8.3 **	Opinion of Fujian Fazheng League Law Firm regarding certain PRC tax matters
10.1 *	English translation of Employment Agreement between the Registrant and Anita Lai Lai Ho dated March 1, 2011
10.2 *	English translation of Tenancy Agreement between Edmund C.Y. Tam Limited and Dragon Bright Mintai Botanical Technology Company Limited dated November 23, 2010
10.3 *	English translation of Taiwan Fast Plant Propagation Technology Exclusive License Agreement between Tsai Hsui Ping and Cho-Po Chang dated July 1, 2010

10.4 *	English translation of Assignment between Tsai Hsui Ping and Team Profit Asia Limited (former name of Dragon Bright Mintai Botanical Technology Company Limited) dated July 20, 2010
10.5 *	English translation of Addendum I to Assignment between Tsai Hsui Ping and Team Profit Asia Limited dated July 21, 2010
10.6 *	English translation of Technology Assignment Agreement between Tsai Hsui Ping and Cho-Po Chang dated January 7, 2011
10.7 *	English Translation of Assignment among Tsai Hsui Ping, Cho-Po Chang and Dragon Bright Mintai Botanical Technology Company Limited dated January 10, 2011
10.8 *
English Translation of Marketing and Technology Sub-Licensing Agreement for Taiwan Fast Plant Propagation Technology between Dragon Bright Mintai Botanical Technology Company Limited and China Hainan Agriculture Holdings Ltd. (formerly known as China Agri-Tech Holdings Limited) dated October 22, 2010

10.9 *	English Translation of Finder’s Fee Agreement between Chanceline Consultant Limited and Dragon Bright Mintai Botanical Technology Company Limited dated October 13, 2010
10.10 *	English Translation of Co-operation Agreement between Xiamen Tianzhu Industrial Development Company Limited and Fujian Qianlon Agricultural Technology Company Limited dated December 30, 2010
10.11 *
English Translation of two Land-leasing Framework Agreements between Fujian Qianlon Agricultural Technology Company Limited and Xi Dong Village and Xi Xi Village of Hu Yang town of Yong Chun County, Quanzhou city, dated December 20, 2010

10.12 *	English translation of three land lease agreements between Fujian Qianlon Agricultural Technology Co., Ltd. and Xi Xi Village of Hu Yang Town, Yong Chun County, Fujian Province dated February 1, 2011
10.13 *	English translation of five land lease agreements between Fujian Qianlon Agricultural Technology Co., Ltd. and Xi Dong Village of Hu Yang Town, Yong Chun County, Fujian Province dated February 1, 2011
10.14 *	Form of employment agreement with the Registrant’s employees
21.1 *	List of the Registrant’s Subsidiaries
23.1 **	Consent of GHP Horwath, P.C., an Independent Registered Public Accounting Firm
23.2	Consents of Maples and Calder (included in Exhibit 5.1)
23.3	Consent of Winston & Strawn LLP (included in Exhibit 8.2)
23.4	Consent of Fujian Fazheng League Law Firm (included in Exhibits 8.3 and 99.1)
23.5	Consent of Chan & Chan, Solicitors (included in Exhibit 99.2)
24.1	Powers of Attorney (included on signature page of the original filing)
99.1 **	Opinion of Fujian Fazheng League Law Firm regarding certain PRC legal matters
99.2 **	Opinion of Chan & Chan, Solicitors regarding certain Hong Kong legal matters
______________
* Filed previously
** Filed herewith

(b)           Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes as follows:

(a)           We hereby undertake:

(1)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.           If the registrant is relying on Rule 430B:

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(3)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

[Remainder of page intentionally left blank; Signature Page to follow]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Dragon Bright Mintai Botanical Technology (Cayman) Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement on Form F-1 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Hong Kong on September 30, 2011.

DRAGON BRIGHT MINTAI BOTANICAL TECHNOLOGY (CAYMAN) LIMITED

/s/ Anita Lai Lai Ho
Name:  Anita Lai Lai Ho
Title: Chief Executive Officer and Director
Date: September 30, 2011

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated on September 30, 2011.

Signature	Title

/s/ Anita Lai Lai Ho	Director, chairwoman and chief executive officer
By: Anita Lai Lai Ho	(principal executive officer)

/s/ Claire Yi-Chiun Chang	Chief financial officer
By: Claire Yi-Chiun Chang	(principal financial and accounting officer)

*	Director and chief administrative officer
By: Stanley Ang

*	Director and general counsel
By: Jeffrey Chong Kee Hui

*	Director
By: Yau Man Hwang

*	Authorized Representative in the United States
By: Donald J. Puglisi
Title: Managing Director, Puglisi & Associates

* By:	/s/ Anita Lai Lai Ho
Name: Anita Lai Lai Ho As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1 *	Memorandum of Association of the Registrant, as currently in effect
3.2 *	Articles of Association of the Registrant
4.1 *	Registrant’s Specimen Certificate for its Shares
4.2 *	Form Private Subscription Letter from investors to Dragon Bright Mintai Botanical Technology Company Limited
4.3 *
Share Swap Agreement among Dragon Bright Mintai Botanical Technology (Cayman) Limited, Dragon Bright Mintai Botanical Technology Company Limited and shareholders of Dragon Bright Mintai Botanical Technology Company Limited dated March 11, 2011

5.1 **	Opinion of Maples and Calder regarding the validity of shares being registered
8.1	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2 **	Opinion of Winston & Strawn LLP regarding certain U.S. tax matters
8.3 **	Opinion of Fujian Fazheng League Law Firm regarding certain PRC tax matters
10.1 *	English translation of Employment Agreement between the Registrant and Anita Lai Lai Ho dated March 1, 2011
10.2 *	English translation of Tenancy Agreement between Edmund C.Y. Tam Limited and Dragon Bright Mintai Botanical Technology Company Limited dated November 23, 2010
10.3 *	English translation of Taiwan Fast Plant Propagation Technology Exclusive License Agreement between Tsai Hsui Ping and Cho-Po Chang dated July 1, 2010
10.4 *	English translation of Assignment between Tsai Hsui Ping and Team Profit Asia Limited (former name of Dragon Bright Mintai Botanical Technology Company Limited) dated July 20, 2010
10.5 *	English translation of Addendum I to Assignment between Tsai Hsui Ping and Team Profit Asia Limited dated July 21, 2010
10.6 *	English translation of Technology Assignment Agreement between Tsai Hsui Ping and Cho-Po Chang dated January 7, 2011
10.7 *	English Translation of Assignment among Tsai Hsui Ping, Cho-Po Chang and Dragon Bright Mintai Botanical Technology Company Limited dated January 10, 2011
10.8 *
English Translation of Marketing and Technology Sub-Licensing Agreement for Taiwan Fast Plant Propagation Technology between Dragon Bright Mintai Botanical Technology Company Limited and China Hainan Agriculture Holdings Ltd. (formerly known as China Agri-Tech Holdings Limited) dated October 22, 2010

10.9 *	English Translation of Finder’s Fee Agreement between Chanceline Consultant Limited and Dragon Bright Mintai Botanical Technology Company Limited dated October 13, 2010
10.10 *	English Translation of Co-operation Agreement between Xiamen Tianzhu Industrial Development Company Limited and Fujian Qianlon Agricultural Technology Company Limited dated December 30, 2010
10.11 *
English Translation of two Land-leasing Framework Agreements between Fujian Qianlon Agricultural Technology Company Limited and Xi Dong Village and Xi Xi Village of Hu Yang town of Yong Chun County, Quanzhou city, dated December 20, 2010

10.12 *	English translation of three land lease agreements between Fujian Qianlon Agricultural Technology Co., Ltd. and Xi Xi Village of Hu Yang Town, Yong Chun County, Fujian Province dated February 1, 2011
10.13 *	English translation of five land lease agreements between Fujian Qianlon Agricultural Technology Co., Ltd. and Xi Dong Village of Hu Yang Town, Yong Chun County, Fujian Province dated February 1, 2011
10.14 *	Form of employment agreement with the Registrant’s employees
21.1 *	List of the Registrant’s Subsidiaries
23.1 **	Consent of GHP Horwath, P.C., an Independent Registered Public Accounting Firm
23.2	Consents of Maples and Calder (included in Exhibit 5.1)
23.3	Consent of Winston & Strawn LLP (included in Exhibit 8.2)
23.4	Consent of Fujian Fazheng League Law Firm (included in Exhibits 8.3 and 99.1)
23.5	Consent of Chan & Chan, Solicitors (included in Exhibit 99.2)

24.1	Powers of Attorney (included on signature page of the original filing)
99.1 **	Opinion of Fujian Fazheng League Law Firm regarding certain PRC legal matters
99.2 **	Opinion of Chan & Chan, Solicitors regarding certain Hong Kong legal matters
_______________
* Filed previously
** Filed herewith